EXHIBIT 99.1

Darlene Soave Joins Cell Source’s Board of Directors

April 01, 2021 – New York, NY – Cell Source, Inc. (OTC: CLCS) (“Cell Source” or “the Company”), is the world leader in Veto Cell based innovative immunotherapy and today announced that Darlene Soave has been appointed to the Company’s Board of Directors, effective March 25, 2021. Veto Cells, in different mouse models, have shown that they have the potential to safely facilitate mismatched donor stem cell (e.g. bone marrow) transplants and organ transplants. In addition, in preclinical trials, Veto Cells have shown that they can durably treat malignant and non-malignant blood diseases through active immune response management,

“It is with sincere appreciation and gratitude that we welcome Ms. Soave to Cell Source’s Board of Directors,” said Dennis Brown, Chairman of Cell Source. “She brings to Cell Source decades of truly diversified, visionary entrepreneurial leadership experience at a crucially important time in the Company’s evolution.Cell Source has successfully transitioned clinically as our first Phase I/II human clinical trial is currently underway*.This trial will potentially demonstrate a commercially viable proof of concept which may lead to a period of significant value creation as results of these studies progress.”

Ms. Soave, a native of Detroit, was a Co- founder and Director of Soave Enterprises. For over 40 years, she played key roles in its business successes, which were primarily achieved through investing in well-run companies, providing them with the tools and resources necessary to further enhance their businesses, and gauging real-world results through the use of proprietary performance metrics.

From the start, a defining characteristic of Soave Enterprises was its nurturing a highly entrepreneurial culture. The company rapidly grew from humble beginnings into one of the industry’s largest and most respected environmental services and waste management groups.

Over the following decades, Soave Enterprises went on to flourish in a broad array of industries and endeavors. These include: Coastal Florida luxury condominiums; Chicago-area Budweiser distributorships; Metal recycling operations in the Midwest; Mercedes-Benz retail operations in Kansas City; and a Washington, D.C.-area master-planned residential community. Today, its diversified portfolio generates annual revenues exceeding $1.8 billion.

Through the DG Group Inc., Ms. Soave’s current holdings encompass a vertically integrated portfolio of over 500 income-producing residential properties in addition to various other commercial assets. DG Group identifies, grows, and sustains its portfolio businesses by leveraging the combined strengths of their management teams and financial resources.

DG Group’s holdings also include an array of companies that are committed to health-enhancing and potentially life-saving technologies. A hallmark of DG Group is its singular approach to combining state-of-the-art technology with quality, hands-on leadership.

It was Ms. Soave’s lifelong advocacy and personal embodiment of ‘anti-aging’ that captured her initial interest and ultimately led to her investment and involvement in Cell Source.

“I have always believed it is important to look beyond traditional performance metrics,” said Ms. Soave. “Dr. Yair Reisner has been a true pioneer in allogeneic stem cell transplantation for almost 50 years. I believe his ongoing, successful commitment to delivering safer treatment protocols will ultimately enable all people who need transplants to receive them. Donor registries could become relics of the past as everyone will have access to safe transplants, thereby utterly redefining transplantation as we know it. These reasons, along with the Company’s ability to cost-effectively reach the clinical stage with a first-in-human cell therapy, are some of the significant factors that led to our decision to invest in Cell Source. I firmly believe in the Company’s potential to create a major transformational impact in the fields of bone marrow transplantation and immuno-oncology, the result of which will improve or save countless lives.”

Ms. Soave has served on the Board of Directors of Soave Enterprises, The Detroit Historical Society, The Detroit Symphony Orchestra, Barrett House (for abused women and children), Friends of Fleck, and the Restoration Board of the Detroit Opera House.

*A Phase 1/2 clinical trial is currently in progress testing the safety and efficacy of Cell Source’s Veto Cells in patients with hematological cancers or with non-malignant hematological diseases. Information regarding the clinical trial may be located here: https://www.clinicaltrials.gov/ct2/show/NCT03622788

2

About Cell Source

Cell Source, Inc. (OTC: CLCS) is the worldwide, exclusive innovator of Veto Cell based cellular therapy and immunotherapy technology platforms. Veto Cells are designed to provide safer and more successful bone marrow transplantation and improve the treatment of malignant blood cancers such as multiple myeloma and leukemias. In addition, Veto Cells are also designed to correct nonmalignant genetic blood disorders like sickle cell disease, and to durably treat auto immune diseases such as type 1 diabetes. The Company is also developing and evaluating its Veto Cell CAR-T platform, which enables patient-derived (autologous) CAR-T vectors to be used in donor-derived (allogeneic) settings with increased safety, efficacy, and persistence. Moreover, Cell Source’s Veto Cell technologies are also being developed to facilitate safe, mismatched organ transplants (e.g., kidney and liver) without the need for life-long immune system suppression medications.

Cell Source Investor Resource Center

Cell Source maintains a comprehensive Investor Resource Center including share information, SEC filings, investor relations contacts, and more, located here: https://cell-source.com/investor-center

Cell Source General Information

For general information regarding Cell Source, please visit the Company’s website at https://cell-source.com

A PDF presentation introducing Cell Source and its technologies is available here: https://cell-source.com/wp-content/uploads/2020/12/CLCS-Introduction-Q1-2021.pdf

For details regarding Cell Source’s Veto Cell Technology Platform and other immunotherapy innovations, please visit https://cell-source.com/veto-cells

Background information on Professor Yair Reisner, Ph.D, the award-winning Chairman of Cell Source’s Scientific Advisory Board, is available here: https://cell-source.com/professor-yair-reisner-ph-d

Dr. Reisner’s other published works and additional background information are available via ORCID, here: http://orcid.org/0000-0002-3354-6945

To learn about Cell Source’s world-class collaborative partnerships, please visit http://cell-source.com/collaborative-partnerships.

For information regarding Cell Source’s Scientific Advisory Board, please visit https://cell-source.com/scientific-advisory-board

Company Contact

Itamar Shimrat, CEO

646.612.7554

ishimrat@cell-source.com

3